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Exhibit 10.3

Sirtris Pharmaceuticals, Inc.

Outside Board Compensation Policy

Equity Compensation(1)
Initial Grant upon election to the Board:	120,000 shares for each outside Board member, vesting ratably over 3 years on first three anniversaries of the grant date.(2)
Annual Grant:
80,000 shares for each outside Board member, vesting in full upon re-election to the Board or being a member of the Board upon conclusion of the first annual meeting of the Company following the grant date. Annual grants will begin at the first annual meeting of the Company following the initial public offering.

40,000 additional shares for the chairman/lead director and 30,000 additional shares for each of the chair of the Board audit committee and the chair of the Board compensation committee. Annual grants will begin at the first annual meeting of the Company following the initial public offering.
Cash Compensation(3)
Board Fees:	$20,000 Annual Retainer $2,000 attendance at board meeting $600 participation in telephonic board meeting
Committee Fees:	$5,000 Annual Retainer $1,000 for each committee meeting

(1)
Share numbers are pre-split/combination for initial public offering. All vested options held by a director may be exercised by such director at any time until the first anniversary of the date on which such director ceased to be a member of the Board.

(2)
Initial options will be granted at the March 1 Board meeting at FMV to be determined by Board with 3 year vesting, subject to the Company completing an initial public offering prior to the first anniversary of the date of grant.

(3)
Effective following the initial public offering.

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  Exhibit 10.3